SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

                                 Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported): January 9, 1998

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                0-17267              84-1095959
(State or other           (Commission          (I.R.S. Employer
jurisdiction               File Number)        Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado           80202
(address of principal executive offices)              (zip code)

Registrant's telephone number, including area code: (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated January 9, 1998, the text of which follows:

     Denver, Colorado -- Mallon Resources Corporation (Nasdaq:
"MLRC") reported that its subsidiary, Laguna Gold Company, has elected Timothy J. Haddon, Stephen R. Stine and John G. M. Heathcote as new directors of the company. Mr. Haddon has been named Chairman of Laguna's Board of Directors, and Mr. Stine has been engaged as President and Chief Executive Officer of Laguna. James A. McGowen, formerly Chairman of Laguna, will continue as a member of Laguna's Board and has been named Laguna's Chief Operating Officer.

     Mr. Haddon, of Denver, is a mining engineer with over 27 years of international mining experience. He spent 23 years with Texasgulf Inc. and Amax Inc., where his responsibilities included projects in Africa, Australia, Southeast Asia, and North and South America. He was President and CEO of Amax Gold Inc. from 1989 to 1993, prior to its merger with Cyprus Amax Minerals Company. More recently, he has been involved in directing and managing smaller entrepreneurial companies. He is currently President and CEO of Archangel Diamond Corporation.

     Mr. Stine, of Denver, is a mining engineer with over 25 years of mining experience in North and South America and Asia. He has experience in mine operations, acquisitions and project development through positions held with FMC Gold Company, Cyprus Minerals Company, U.S. Borax and Chemical Corp., Southern Peru Copper Corp., Amax Inc., First Dynasty Mines Ltd. and New Millennium Mining Ltd.

     Mr. Heathcote, of London, is the founder, Chairman and CEO of Consolidated African Mining Corporation. He has 20 years experience in investment banking and mining finance gained with a number of institutions in London and Hong Kong, including Oppenheimer & Co., Credit Lyonnais, SG Warburg and James Capel.
In 1993, he established his own company to finance mining operations in non-traditional countries. He has been involved with mining companies and their operations in Kazakhstan, Kyrghytstan, Mongolia, Russia, Canada and Africa.

     Laguna also announced that the immediate focus of its new management will be to maximize the value of Laguna's Rio Chiquito
Mine and related exploration concessions in Costa Rica.

     George O. Mallon, Jr., Chairman of Mallon Resources Corporation, said, "We are extremely pleased that this experienced and highly qualified management team has joined Laguna Gold Company. After thoroughly exploring various alternatives, we concluded that the best way to maximize the value of Mallon's investment in Laguna is for Laguna to go forward aggressively and develop its Rio Chiquito property, without reliance on Mallon for financial support. That is exactly the commitment of Laguna's new management team. Mallon views the restructuring of Laguna's management as a key step in Mallon's strategic withdrawal from the gold mining business."

     Mr. Mallon added, "Mallon Resources used 2.45 million shares of its Laguna stock to induce the new management team to join Laguna, and, as a result, Mallon now owns slightly less than a majority of Laguna's outstanding common stock. Accordingly, commencing with Mallon's year-end 1997 financial statements, Mallon will no longer consolidate Laguna's operations into Mallon's financial results. We view this as a very positive development, as it will allow us to simplify our financial presentations to focus attention on our rapidly growing oil and gas operations."

     The primary effects on Mallon's 1997 financial statements resulting from the de-consolidation of Laguna are expected to be these:

     * On Mallon's balance sheets, the asset denominated "Mining properties and equipment" will be significantly reduced, and the "Minority interest" category on the liabilities side will be deleted. Mallon's investment in Laguna will be reflected in a new one line entry entitled "Investment in affiliate," which will be reported using the equity method.

     * Beginning in 1997, Mallon's Statements of Operations will no longer list "Mining project expenses," and Laguna's contributions to various other categories of expense and income will be eliminated. Mallon's share of Laguna's net income or loss will be reported as "Equity in earnings (loss) of affiliate."

     * In accordance with Securities and Exchange Commission regulations, Mallon's financial statements for periods prior to 1997 will not be recast as set forth above.

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MLRC." Laguna's common stock is listed for trading on The Toronto Stock Exchange under the trading symbol "LGC."


                            Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Mallon Resources Corporation


January 15, 1998                      __/s/ Roy K. Ross________
                                       Roy K. Ross,
                                       Executive Vice President